STOCK SIGNAL IR AND CONSULTING GROUP
&
DEL TORO SILVER CORP.

INVESTOR RELATIONS AND CONSULTING AGREEMENT

This investor relations and consulting agreement ("**Agreement**") is made and entered into effective 26 January 2012 (the "**Effective Date**") in Carson City, Nevada by and between STOCK SIGNAL IR AND CONSULTING GROUP, 339 Butternut Drive, Suite 100, Auburn, AL 36830 ("**Consultant**") and DEL TORO SILVER CORP., c/o Rutledge Law Center Ltd. at its address of record with the Nevada Secretary of State ("**Company**"). Consultant and Company are the only parties to this Agreement and are at times referred to herein singly as a "**Party**" and collectively as the "**Parties.**"

RECITALS

A. The Consultant assists publicly traded corporations in financial advisory, strategic consulting, reputation management, market analysis, and investor and public relations services designed to make the investing public knowledgeable about the benefits of stock ownership in the Company.
B. The Company is a publicly traded corporation in need of an investor relations and promotion services.
C. Upon this Agreement's terms and conditions, the Consultant desires to provide Company with investor relations and promotion services, and Company desires for Consultant to perform such services.

In consideration of the above recitals, the mutual covenants, agreements and promises of the Parties, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby covenant and agree as follows:

AGREEMENT

1. **SERVICES TO BE RENDERED.** During the Term, the Consultant shall render investor relations and promotional services to the Company, including the following:

1.1 provide advice and counsel regarding the Company's overall business strategy for the near and far term, immediate marketing strategy, financial plans and outlook, company development plans, negotiations with external sources, crisis communication, reputation management, public and media relations, corporate marketing strategies, and in any other area that the Company seeks counsel;

1.2 concentrate on building and developing a full service investor relations program and public policy program for the Company, and manage these programs during the Term. These programs will include but will not be limited to the following services:

1.2.1 Immediately establish a shareholder communication program described and included as follows: a two way communication line between the Consultant and current and potential investors, this program will allow and promote the creation of one on one relationships with investors and the community to answer questions and concerns in real time, directly from investors, and on a case by case basis. It is the goal of the Consultant to promote an atmosphere where investors feel they are an important part of the company and have a comfort level enough to call and inquiry anytime about questions they may have concerning the Company. The program will enable the ability for the Company to pass information quickly to current and potential investors.

1.2.2 Focus on building the Company's brand awareness and recognition in the Company's current market niche, along with as much of the general population as possible with the current tools available. The Consultant will incorporate a company brand marketing strategy into the Company's current overall total market strategy. The Consultant will be responsible for constructing a strategy to help transform the Company's brand into a household name, which in return will also greatly increase brand recognition.

1.2.3 Quickly put together and put into place an efficient investor targeting strategy. All other tools and strategies in the investor relations category are considered to be in support of this investor targeting strategy. Every tool in the IR department will assist the investor targeting strategy upon completion of all work associated with their job title. The main objectives of the targeting strategy will be to find new investors, create interest in the company, and continually work to increase the number of total current investors and trading volume. Trading volume and stock value will continuously be on a monitoring and analyses program which will make it possible to find new potential ways to improve trading, spot trends, notice consistent characteristics in the stock, spot irregularities in trading which could help recognize a group entering or exiting or another occurrence going on that is disrupting how the stock usually trades. The Consultant will utilize their own network of private investors and groups as well as build new relationships and synergies with private investors and groups. If a private investor is interested in possibly investing a substantial amount of capital into the company, the Consultant will then connect this investor with the CEO or with someone previously decided on to discuss the matter further, unless given other instructions by the CEO.

1.2.4 Construct and put into place an array of support tools to assist the overall investor relations program to help better achieve successful results. The Consultant will put together an analysis system which will be set up before any support tools are constructed and utilized. This system will provide an ongoing stream of data and information from each tool making it possible to study and compare the tools and determine which devices are achieving overwhelming success, why they are, and which devices are not achieving desired results and why and how these issues can be addressed and corrected quickly. Some tools that will be utilized but are not limited to are as follows: radio/blog interviews with CEO, officers, and/or board members, shareholder conference calls, utilizing broker relations and assistance, physical

mailings of investor information pamphlets, featuring an in depth Company case study, utilizing non compensated trading groups, online marketing focuses that include social media outlets, advertising, etc., video interviews, and scheduled Question and Answer sessions that allow investors a chance to get answers to some of the questions out there.

1.2.5 Assist in drafting press releases and their dissemination, and will help ensure they are put in front of the most investors' eyes as possible. This will ensure the Company has the best opportunity to maximize the benefits from each press release. The Consultant will make certain there are proper precautions in place to ensure the chances of a press release or multiple press releases getting leaked are minimal.

1.2.6 Construct multiple and constant analyses on current trends, market psychology, trading statistics, and any other data that is deemed relevant and can be utilized. This data will be used to discover new trends, learn characteristics of the stock, to notify us of abnormal trading which could mean something is going on differently, help us form conclusions faster, and to develop theories to discover possible ways to improve how the stock trades and to ultimately help the company achieve better success.

1.2.7 Actively and consistently reach out to retail investors, institutional investors, private investors, accredited investors, and private investor groups in its current network and beyond it to continually help bring in new investors to the Company and help increase the current investor support base.

1.3 MEDIA AND DIGITAL RELATIONS. The Consultant will manage media relations on behalf of the Company unless otherwise requested or instructed by the CEO or President. General guidelines will be established between both the Company and Consultant. These guidelines will outline some general media practices they approve and also go over general media practices that are not approved by the Company. These practices may be updated or modified at anytime by the Company, but the Consultant must be informed of the changes before they go into effect.

2. INDEPENDENT CONSULTANT AGREEMENT. The Consultant acknowledges that it is not an officer, director, or agent of the Company; and is not responsible for any management decisions on behalf of the Company. This agreement shall not render the Consultant an employee, partner, agent of, or joint venture with the Company for any purpose. The Consultant is and will remain an independent consultant in his relationship with the Company. The Company shall not be responsible for withholding taxes with respect to the Consultant's compensation hereunder. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. The Company represents that the Consultant does not have, through stock ownership or otherwise, the power to control the Company or exercise any dominating influences over its management. The Consultant shall not and has no authority to commit the Company to any agreement whatsoever without the Company's written authorization. This agreement shall not create or imply any agency relationship among the parties, and the Consultant will not commit the

Company in any manner except when a commitment has been specifically authorized in writing by the Company. The relationship among the parties shall be that of independent contractor.

3. **TERM.** The Company agrees to retain the Consultant for six (6) months beginning on the Effective Date ("**Term**"). The foregoing notwithstanding, either Party may for any reason terminate this Agreement during the Term upon ten (10) calendar days' notice to the other Party.

4. **COMPENSATION.** In consideration of the Consultant's entering into this agreement and in exchange for the services to be performed pursuant to this agreement, the Company shall compensate the Consultant in the following manner: one thousand dollars ($1000) <u>and</u> fifteen thousand shares of restricted, Rule 144 stock in Company for services rendered hereunder during month one (1) of the Term; and twenty five thousand shares of restricted, Rule 144 stock in the Company for services rendered hereunder during months two (2), three (3), four (4), five (5), and six (6) of the Term, as applicable. A certificate representing all shares of such stock due Consultant for a given month of the Term shall be delivered to Consultant as soon as reasonably possible after the end of the respective month in which the underlying services were preformed.

5. **CONFIDENTIALITY.** The Consultant acknowledges that it is the policy of the Company to maintain as secret and confidential all confidential information. "**Confidential Information**" means all information heretofore or hereafter developed or used by the Company relating to the operations, employees, customers, and clients of the Company, including information related to products, operations, marketing, business plans, customers, supplier names and addresses, corporate organizations and finances, plans, research, specifications, drawings, sketches, models, samples, data, technology, computer programs, documentation, software, computer systems, source code, object code, methodologies, product development, distribution plans, contractual arrangements, profits, sales, pricing policies, operational methods, technical processes, other business affairs and methods, plans for the future developments and other technical and business information included in or relating to any of the assets of and/or comprising the business of the Company, and all trademarks, domain names, copyrights, and patents and applications thereof, all trade secrets, inventions, processes, procedures, research records, market surveys and know-how and other technical papers. Therefore, the Consultant agrees that, at all times from and after the Effective Date, neither it nor any of its employees, officers or agents will directly or indirectly, without the prior express written consent of the Company, disclose to any person, firm, company or other entity (other than the Company) any Confidential Information.

6. **COVENANT NOT TO COMPETE.** During the term of this agreement, Consultant warrants, represents and agrees that it will not directly participate in the information developed for and by the Company, and will not compete directly with the Company in the Company's primary industry or related fields.

7. **INJUNCTIVE RELIEF.** The Consultant acknowledges that any breach or threatened breach by the Consultant of any of the agreements or other or provisions contained herein will result in irreparable and continuing harm to the Company for which the Company would not have adequate remedy at law. Therefore the Consultant acknowledges and agrees that in the event of any such breach or threatened breach, in addition to any other remedy which the

Company may have at law or in equity, the Company shall be entitled to such injunctive relief or other equitable remedies to restrain the Consultant or any third party participating in such breach or threatened breach from violating the provisions of this agreement and the Consultant hereby consents to the granting of such injunctive relief or other equitable remedy by any court of competent jurisdiction, without the Company having to prove the inadequacy of the available remedies at law or any actual damages (and without being required to post a bond or other security). Any such remedy sought or obtained shall not be considered either exclusive or a waiver of the rights of the Company to assert a claim for any other remedies it may have at law or in equity.

8. NO INTERFERING PARTY AGREEMENT. The Consultant represents to the Company that the Consultant is not party to any agreement which would preclude the Consultant from performing the services for the Company contemplated under this agreement.

9. GENERAL PROVISIONS

9.1 The above recitals are hereby incorporated herein as though expressly set forth. When used herein, the terms defined when initially capitalized have the ascribed meanings. This Agreement may be executed in counterparts, with each deemed an original but all constituting one instrument. Facsimile and photocopied signatures bind the Parties. For avoidance of doubt, neither Party is an agent, partner, or joint venturer with the other, and neither Party has the authority to assume or create any obligation for or on behalf of the other. This Agreement's title and headings are for reference only and do not define or limit this Agreement's scope. This Agreement shall be construed fairly with no inference drawn against the drafting Party. Any provision herein that may reasonably be interpreted as intended to survive this Agreement's termination or expiration shall do so. This Agreement's time periods shall be computed by excluding the first day and including the last. Except if otherwise specifically noted, time is of the essence and all periods referencing days shall be measured by calendar days, and, if the last day in a given period falls on a weekend or legal holiday, then the last day thereof shall be the next business day thereafter. Except as may otherwise be specified herein, no action by a Party against another for breach hereof is limited to breach of contract remedies. The term "**including**" means "including, without limitation." Usage of "**and/or**" means both the conjunctive and disjunctive and is intended for expansive interpretation and not to limit the options available to each Party affected thereby.

9.2 This Agreement will be exclusively interpreted and enforced in a state court in Carson City, Nevada under Nevada law (without reference to its choice of law rules). THE PARTIES HEREBY CONSENT TO SUCH VENUE, GOVERNING LAW, AND THE JURIDICTION OF SUCH COURT.

9.3 This Agreement sets forth the Parties' entire agreement and understandings relating to the subject matter herein and merges and supersedes all prior agreements, writings and understandings. This Agreement (and any waiver of any rights herefrom) shall not be amended or modified unless in a writing signed by the Parties.

9.4 The prevailing Party in any legal action brought against the other Party (and relating hereto) shall be entitled to, *inter alia*, reimbursement for its expenses, including court costs and reasonable attorneys' and expert witnesses' fees and expenses.

9.5 This Agreement binds (and inures to the benefit of) the Parties, and the Parties' respective heirs, assigns, successors and legal representatives, subject to any and all assignment restrictions set forth herein. However, this Agreement is not a third party beneficiary contract (and no third party shall have any claim or right of action hereunder).

9.6 If a term hereof is held by a court of competent jurisdiction to be invalid or unenforceable, then all of this Agreement's remaining terms shall, in sum, remain effective as if the objectionable term was not included (and the invalid or unenforceable term shall be judicially modified and read by the court to be enforceable to the maximum extent possible, if at all). No delay, omission or failure to exercise any right or remedy provided for herein shall be deemed a waiver thereof or an acceptance of the event giving rise to such remedy. Rather, every such right or remedy hereunder may be used as the Party exercising it deems expedient.

9.7 Neither this Agreement nor the rights and obligations hereunder shall be assigned or transferred by either Party, or to or by any third party (including by court order, operation of law, merger, statute, regulation, ordinance or otherwise) without the other Party's prior express written consent. Any attempt to otherwise assign this Agreement will be ineffective.

9.8 Any notice given hereunder ("**Notice**") shall be in writing and effective upon confirmed delivery to the appropriate Party by personal delivery, recognized overnight delivery service, or five (5) business days after being sent via first class mail postage prepaid at/to the respective Party's address set forth at the beginning of this Agreement (or at/to such other address as a Party may provide by Notice to the other Party from time to time).

9.9 EACH PARTY HAS: INDEPENDENTLY EVALUATED THE DESIRABILITY OF ENTERING INTO THIS AGREEMENT AND IS NOT RELYING ON ANY REPRESENTATION, GUARANTEE OR STATEMENT NOT SET FORTH HEREIN; AND HAS BEEN AFFORDED THE OPPORTUNITY TO SEEK LEGAL COUNSEL WITH REGARD TO ITS RIGHTS AND OBLIGATIONS AND HAS CONSULTED OR REFUSED SUCH COUNSEL, AND ACCORDINGLY NEGOTIATED THIS AGREEMENT.

9.10 The Parties have each executed this Agreement by duly authorized representative and each Party hereby acknowledges that it understands and is bound by this Agreement.

CONSULTANT:	COMPANY:
Stock Signal IR and Consulting Group	**Del Toro Silver Corp.**
By [signature]	By Gregory V Painter President, CEO